Exhibit 99.1

Aethlon Medical Announces Financial Results for the Fiscal First Quarter Ended June 30, 2024 and Provides Corporate Update

Received Two Australian Ethics Committee Approvals for a Safety, Feasibility, and Dose Finding Study of Aethlon’s Hemopurifier® in Patients with Solid Tumors Not Responding to Anti-PD-1 Antibodies; Expects to Open Patient Enrollment in October of 2024

Achieved Significant 24% Reduction in Fiscal First Quarter Operating Expenses Compared to the Same Period in 2023

Conference Call to be Held Today at 4:30 p.m. ET

SAN DIEGO, August 14, 2024 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life-threatening infectious diseases, today reported financial results for its fiscal first quarter ended June 30, 2024 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of its Hemopurifier®, a therapeutic blood filtration system designed to bind and remove harmful exosomes and life-threatening viruses from blood and other biological fluids. These qualities of the Hemopurifier have potential applications in oncology, where cancer associated exosomes may promote immune suppression and metastasis, in life-threatening infectious diseases, and in organ transplantation.

As announced on August 12, 2024, the Bellberry Human Research Ethics Committee (BHREC) granted full ethics approval to the Pindara Private Hospital for a safety, feasibility and dose-finding clinical trial of the Hemopurifier® in patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment, such as Merck’s Keytruda® (pembrolizumab) or Bristol Myers Squibb’s Opdivo® (nivolumab) (AEMD-2022-06 Hemopurifier Study). The approval is valid for one year, until August 6, 2025. The trial will be conducted by Dr. Marco Matos and his staff at the Pindara Private Hospital, located in Queensland, Australia.

Earlier, on June 18, 2024, the Human Research Ethics Committee (HREC) of the Central Adelaide Local Health Network (CALHN) granted full ethics approval for the same safety, feasibility and dose-finding clinical trial of the Hemopurifier in cancer patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment, such as Keytruda® (pembrolizumab) or Opdivo® (nivolumab) (AEMD-2022-06 Hemopurifier Study). The approval is valid for three years, until June 13, 2027. The trial will be conducted by Prof. Michael Brown and his staff at the Cancer Clinical Trials Unit, CALHN, Royal Adelaide Hospital, located in Adelaide, Australia.

Currently, only approximately 30% of patients who receive pembrolizumab or nivolumab will have lasting clinical responses to these agents. Extracellular vesicles (EVs) produced by tumors have been implicated in the spread of cancers as well as the resistance to anti-PD-1 therapies. The Aethlon Hemopurifier has been designed to bind and remove these EVs from the bloodstream, which may improve therapeutic response rates to anti-PD-1 antibodies. In preclinical studies, the Hemopurifier has been shown to reduce the number of EVs in cancer patient plasma samples.

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"During the fiscal first quarter and subsequent period, we have continued to make significant progress advancing towards our planned oncology trials in Australia and India, punctuated by the recent approval from the Bellberry Human Research Ethics Committee (BHREC), which granted full ethics approval to the Pindara Private Hospital and earlier from the Human Research Ethics Committee at Central Adelaide Local Health Network, in June, for a safety, feasibility and dose-finding clinical trial of the Hemopurifier in patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment,” stated James Frakes, Interim Chief Executive Officer and Chief Financial Officer of Aethlon Medical.”

“Going forward, the next steps are to receive approval from the Research Governance Office at each hospital, which reviews indemnities and insurance. Once these approvals are obtained, Aethlon, in concert with our Australian Contract Research Organization, ReSQ, will conduct Site Initiation Visits (SIVs), after which patient enrollment in the trials may proceed. We expect that we will be open for enrollment in October 2024.”

Mr. Frakes continued, “We anticipate several upcoming, potential value-creating milestones, including submission to the Ethics Committees at a third site in Australia and one in site in India, with the expectation of possibly receiving approval from one or both of those hospitals in the September or December quarter of 2024. After approval is granted, we expect to be able to enroll patients at those additional sites by the end of 2024.”

As a reminder, the primary endpoint of the approximate 9 to 18-patient, safety, feasibility and dose-finding trial, is safety. The trial will monitor any adverse events and clinically significant changes in lab tests of Hemopurifier treated patients with solid tumors with stable or progressive disease at different treatment intervals, after a two-month run in period of PD-1 antibody, Keytruda® or Opdivo® monotherapy. Patients who do not respond to the PD-1 antibody therapy will be eligible to enter the Hemopurifier period of the study where sequential cohorts will receive 1, 2 or 3 Hemopurifier treatments during a one-week period. In addition to monitoring safety, the study is designed to examine the number of Hemopurifier treatments needed to decrease the concentration of EVs and if these changes in EV concentrations improve the body’s own natural ability to attack tumor cells. These exploratory central laboratory analyses are expected to inform the design of subsequent efficacy and safety trials, including a Premarket Approval (PMA) study required by the FDA and other regulatory agencies.

The company continues to explore opportunities to expand the use of the Hemopurifier as a treatment for life-threatening viral infections. In vitro, it has shown effectiveness in capturing viruses such as Zika, Lassa, MERS-CoV, cytomegalovirus, Epstein-Barr, Herpes simplex, Chikungunya, Dengue, West Nile, smallpox-related viruses, H1N1 swine flu, H5N1 bird flu, Monkeypox, and the reconstructed 1918 Spanish flu virus. The company’s COVID-19 trial in India remains open to accommodate any potential COVID-19 admissions to the intensive care units at the two participating sites, Medanta Medicity Hospital and Maulana Azad Medical College. So far, one patient has been treated. The company is actively evaluating COVID-19 admissions and potential enrollment against the ongoing costs of maintaining the trial.

Financial Results for the Fiscal First Quarter Ended June 30, 2024

As of June 30, 2024, Aethlon Medical had a cash balance of approximately $9.1 million.

Consolidated operating expenses for the fiscal quarter ended June 30, 2024 were approximately $2.6 million compared to $3.4 million for the fiscal quarter ended June 30, 2023. This decrease of approximately $800,000, or approximately 24%, in the 2024 period was due to a decrease of approximately $600,000 in general and administrative expenses and a decrease of approximately $300,000 in professional fees partially offset by an increase in payroll and related expenses of approximately $100,000.

The $600,000 decrease in general and administrative expenses in the fiscal quarter ended June 30, 2024 was primarily due to a $447,000 decrease in supplies related to the purchase of raw materials for manufacturing of the Hemopurifier and for lab supplies.

The approximate $300,000 decrease in professional fees was primarily due to a $136,000 decrease in consulting expenses primarily related to termination of services with a contract manufacturing organization, a $110,000 decrease in scientific consulting, and a $78,000 decrease in legal fees relating to general corporate matters.

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The approximate $100,000 increase in payroll and related was primarily due to an increase in separation expenses of approximately $300,000 related to the termination of an employee. That increase was offset by a decrease of $111,000 in stock-based compensation and an $89,000 decrease in general and administration personnel expense.

As a result of the factors noted above, the company’s net loss decreased to approximately $2.6 million in the fiscal quarter ended June 30, 2024 from approximately $3.3 million in the fiscal quarter ended June 30, 2023.

The consolidated balance sheet for June 30, 2024, and the consolidated statements of operations for the fiscal quarters ended June 30, 2024 and 2023 follow at the end of this release.

Conference Call

Management will host a conference call today, Wednesday, August 14, 2024, at 4:30 p.m. ET to review the company’s financial results and recent corporate developments. Following management’s formal remarks, there will be a question and answer session.

Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10191735/fd44630e3d . Please note that registered participants will receive their dial-in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through September 14, 2024. The replay can be accessed via Aethlon Medical’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada toll free at 1-855-669-9658. The replay conference ID number is 3788019.

About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device which is designed to combat cancer and life-threatening viral infections and for use in organ transplantation. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and in pre-clinical studies, the Hemopurifier has demonstrated the removal of harmful exosomes from biological fluids, utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases. The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. The Hemopurifier also holds an FDA Breakthrough Device designation and an open Investigational Device Exemption (IDE) application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

Additional information can be found at www.AethlonMedical.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to raise additional capital on terms favorable to the Company, or at all; the Company’s ability to successfully complete development of the Hemopurifier; the Company’s ability to successfully demonstrate the utility and safety of the Hemopurifier in cancer and infectious diseases and in the transplant setting; the Company’s ability to achieve and realize the anticipated benefits from potential milestones; the Company’s ability to submit applications to, and obtain approval from, the additional Ethics Committees in Australia and India, including on the timeline expected by the Company; the Company’s ability to initiate its planned oncology clinical trials in Australia and India, including on the timeline expected by the Company; the Company’s ability to obtain approvals from Research Governance Offices at relevant hospitals and complete site initiation visits in a timely manner; the Company’s ability to manage and successfully complete its clinical trials, if initiated; the Company’s ability to successfully manufacture the Hemopurifier in sufficient quantities for its clinical trials; unforeseen changes in regulatory requirements; the Company’s ability to maintain its Nasdaq listing; and other potential risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2024, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Interim Chief Executive Officer and Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
917-513-5303

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	June 30, 2024	March 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,072,379	$5,441,978
Deferred offering costs	–	277,827
Prepaid expenses	478,058	505,983

TOTAL CURRENT ASSETS	9,550,437	6,225,788

Property and equipment, net	929,306	1,015,229
Right-of-use lease asset	813,900	883,054
Patents, net	963	1,100
Restricted cash	87,506	87,506
Deposits	33,305	33,305

TOTAL ASSETS	$11,415,417	$8,245,982

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,068,135	$777,862
Due to related parties	732,518	546,434
Lease liability, current portion	296,093	290,565
Other current liabilities	32,203	215,038

TOTAL CURRENT LIABILITIES	2,128,949	1,829,899

Lease liability, less current portion	573,852	649,751

TOTAL LIABILITIES	2,702,801	2,479,650

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 60,000,000 shares authorized; 13,937,227 and 2,629,725 issued and outstanding	13,937	2,629
Additional-paid in capital	165,844,620	160,337,371
Accumulated other comprehensive loss	(7,773)	(6,940)
Accumulated deficit	(157,138,168)	(154,566,728)

TOTAL STOCKHOLDERS' EQUITY	8,712,616	5,766,332

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,415,417	$8,245,982

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AETHLON MEDICAL, INC. AND SUBSIDIARY

Consolidated Statements of Operations

For the three month periods ended June 30, 2024 and 2023

	Fiscal Year	Fiscal Year
	Ended 6/30/24	Ended 6/30/23

OPERATING COSTS AND EXPENSES
Professional fees	$614,082	$976,638
Payroll and related	1,254,802	1,123,239
General and administrative	751,974	1,308,283
Total operating expenses	2,620,858	3,408,160

OPERATING LOSS	(2,620,858)	(3,408,160)

OTHER EXPENSE (INCOME)
Interest Income	49,418	125,981

NET LOSS	$(2,571,440)	$(3,282,179)

OTHER COMPREHENSIVE LOSS	(833)	(994)

COMPREHENSIVE LOSS	$(2,572,273)	$(3,283,173)

Basic and diluted net loss available to common stockholders per share	$(0.34)	$(1.35)

Basic and diluted weighted average number of common shares outstanding	7,457,888	2,431,476

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